Exhibit 99.1

FOR IMMEDIATE RELEASE	January 9, 2014

RESPECT YOUR UNIVERSE, INC. ANNOUNCES RESIGNATION OF DIRECTOR
AND ELIMINATION OF CHIEF OPERATING OFFICER POSITION

PORTLAND, OR (January 9, 2014) – RESPECT YOUR UNIVERSE, INC. (TSX VENTURE: RYU) (OTCQB: RYUN) (“RYU”) announced today that Munir Ali has resigned as a director of RYU due to other increased business commitments.  Mr. Ali was a board and audit committee member, and was integral in listing RYU on the TSX Venture Exchange in 2012.

RYU also announced that as part of a board approved restructuring plan, the position of Chief Operating Officer has been eliminated and Mr. Erick Siffert is no longer employed by the Company.  The Company is in discussions with Mr. Siffert regarding a possible relationship.

RYU wishes to thank Messrs. Ali and Siffert for their contributions to RYU.

About RYU
Respect Your Universe, Inc. is a performance apparel brand designed for athletes and active adults. Crafted from organic and/or earth-friendly materials, RYU apparel enhances movement, is extremely comfortable and healthy for the environment. Founded in 2008, RYU has incorporated the lessons learned from mixed martial arts into beautiful everyday performance wear. For more information, visit www.ryu.com.

On Behalf of the Board

RESPECT YOUR UNIVERSE, INC.

/s/ Craig Brod
Craig Brod
CEO and Director

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information
818 North Russell Street
Portland, OR 97227
Tel: +1 877 798 8326
Website: www.ryu.com

Investor Relations
Tel: +1 877 367 0704
Email: ir@ryu.com

Media Inquiries
Public Relations
Respect Your Universe, Inc.
Tel: +1 877 798 8326
Email: pr@ryu.com